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                                                                    EXHIBIT 99.1

                          [WORLDTEX, INC. LETTERHEAD]               NEWS RELEASE

                                                                COMPANY CONTACT:
                                                         Richard J. Mackey
                                                         Chairman of the Board
                                                         (704) 328-5381

FOR IMMEDIATE RELEASE

                         WORLDTEX COMPLETES ACQUISITION
                       OF ELASTIC CORPORATION OF AMERICA
                         AND $175 MILLION DEBT OFFERING

     Hickory, North Carolina, December 1, 1997 -- Worldtex, Inc. (WTX-NYSE), announced that it had completed the acquisition of Elastic Corporation of America ("ECA"), the leading supplier of woven and knitted narrow elastic fabrics to the apparel industry, for approximately $76.3 million in cash and the assumption of $6.0 million in long term debt. ECA, a division of privately held NFA Corp., had revenues of $52.7 million and $55.8 million for the nine months ended September 30, 1997 and the year ended December 1996, respectively. Worldtex noted that the ECA acquisition, together with the recent Elastex acquisition from Texfi Industries, Inc. (NYSE:TXF) of its narrow elastic fabric business, is expected to add almost $90 million to Worldtex's revenue base of about $200 million, an increase of 45%.

     Worldtex also said that it had completed a Rule 144A private placement of $175.0 million of its 9 5/8% Senior Notes due 2007 for net cash proceeds to Worldtex of approximately $170.0 million, which were used to pay the purchase price for the ECA acquisition, to repay existing debt of approximately $79.0 million and to pay transactions expenses. The remaining net cash proceeds will be used for general corporate purposes. The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     ECA has focused on higher end narrow elastic fabrics, which are used as apparel components such as elasticized waistbands, patented quickcord systems in athletic wear and straps, facings, edgings and waistbands in women's intimate apparel. The Company has also developed specialized capability in providing a distinctive logo woven within the narrow elastic fabrics for designer customers, including Calvin Klein, Donna Karan, Ralph Lauren, Jockey, Tommy Hilfiger, Michael Jordan Sports, Hanes, Sara Lee, Fruit of the Loom, and others. The proliferation of brand names in underwear and sportswear and ECA's superior design, low cost manufacturing and sophisticated dying have contributed to the Company's growth and excellent margins.

     Mr. Barry Setzer, President and Chief Executive Officer of Worldtex said, "The acquisition of ECA, when coupled with recently acquired Elastex, brings very important strategic synergies and financial contributions to Worldtex. We have now become a world leader in two niche elastic market segments, yarn and narrow fabric. ECA has a higher profit margin business, and we believe it will be accretive to our earnings per share. Furthermore, major capital investments have recently been completed by ECA and, most importantly, the seasoned management team which has successfully positioned the company as the industry leader will remain in place."

     Mr. Edward Gleadall, President of ECA, stated, "This is the classic merger which will benefit customers, employees and stockholders. We have a long relationship with Worldtex which has developed unique yarns and will help provide ECA the opportunity to continue to be the leading manufacturer of specialized narrow elastic fabrics. By combining ECA and Worldtex, we will work together to develop new products efficiently and more profitably."
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     Mr. Setzer concluded, "Worldtex's mission is to seek acquisitions of companies in niche markets with leading positions. The targeted companies must have complimentary value added products with which we are familiar. The purchase of ECA fits our model perfectly."

     Worldtex produces covered elastic yarn containing nylon, cotton, and microfibers. These yarns are woven or knitted into fabrics for a growing number of applications in apparel and home furnishings because stretch yarn offers durability, shape retention, enhanced styling and most important of all -- comfort.